Exhibit 10.32

July 19, 2007

James A. Morlan

Dear Jim:

This letter (the “Letter”) amends the terms of your letter agreement with ViewSonic Corporation (the “Company”) dated March 20, 2007 (the “Agreement”) only as expressly set forth herein.

Section 6 of the Agreement is amended and restated in its entirety as follows:

You will continue to participate in the Company’s Long Term Incentive Program (the “Incentive Program”) pursuant to the terms of that Program; provided, however, that you shall only be eligible to vest in 100,000 shares subject to the stock option granted to you on February 2, 2007 under the Incentive Program (as amended hereby, the “Option”), and only on the terms set forth herein, and you agree that you shall have no further rights, title or interests in or to the remaining shares subject to the Option.  Your Option will vest as to the 100,000 shares subject thereto in full on the first anniversary of the Grant Date (as defined in your Grant Notice), subject to your Continuous Service (as defined in the Plan) on such date.  If your Continuous Service terminates for any reason, then except as set forth herein, your Option shall cease vesting, and any unvested portion of your Option shall be cancelled and forfeited in its entirety.  If your employment terminates by reason of your death prior to the first anniversary of the Grant Date (the “Vesting Date”), your Option shall be deemed vested as of the termination of your Continuous Service as to the number of shares subject to the Option multiplied by a fraction, the numerator of which is the aggregate number of full months of Continuous Service you have completed from the Grant Date to the date of termination and the denominator of which is 12. In the event of a Change in Control prior to the Vesting Date, your Option shall be deemed vested as of the effective date of a Change in Control (the “Effective Date”) as to the number of shares subject to the Option multiplied by a fraction, the numerator of which is the aggregate number of full months of Continuous Service you have completed from the Grant Date to the Effective Date and the denominator of which is 12.  Except as expressly modified in this Section 6, any compensation or benefits under the Incentive Program shall be governed by the terms of the Incentive Program.

The Agreement, as amended by this Letter, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or prior agreements with the Company.  The Agreement, as amended by this Letter, may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

If this Letter is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

ViewSonic Corporation

By:	/s/ Tim Ashcroft
Tim Ashcroft, Vice President Corporate HR

Accepted and Agreed:

/s/ James A. Morlan
James A. Morlan

Date:	July 24, 2007